Exhibit 99.2

Unaudited Pro Forma Consolidated Statement of Income

(In Thousands, except per share amounts)

		Adjustments				Pro Forma Year Ended January 29, 2005 (Unaudited)
	Year Ended January 29, 2005	Remove Historical NDSG Amounts (1)	Remove Historical Proffitt’s Amounts (2)	TSA Revenue (3), (4)	Total Pro Forma Adjustments
NET SALES	$6,437,277	$(2,162,673)	$(690,326)		$(2,852,999)	$3,584,278
Cost of sales (excluding depreciation and amortization)	3,995,460	(1,354,363)	(430,964)		(1,785,327)	2,210,133

Gross margin	2,441,817	(808,310)	(259,362)		(1,067,672)	1,374,145
Selling, general and administrative expenses	1,614,658	(523,110)	(154,820)	$(50,631)	(728,561)	886,097
Other operating expenses
Property and equipment rentals	203,451	(59,565)	(12,028)		(71,593)	131,858
Depreciation and amortization	229,145	(61,910)	(22,614)		(84,524)	144,621
Taxes other than income taxes	164,067	(55,311)	(14,482)		(69,793)	94,274
Store pre-opening costs	4,520	(1,090)	(1,343)		(2,433)	2,087
Impairments and dispositions	31,751	(6,346)			(6,346)	25,405

OPERATING INCOME	194,225	(100,978)	(54,075)	50,631	(104,422)	89,803

Interest expense	(114,035)	8,442			8,442	(105,593)
Other income (expense), net	4,048	—			—	4,048

INCOME BEFORE INCOME TAXES	84,238	(92,536)	(54,075)	50,631	(95,980)	(11,742)
Provision for income taxes	23,153	(37,334)	(19,737)	18,480	(38,591)	(15,438)

NET INCOME	$61,085	$(55,202)	$(34,338)	$32,151	$(57,389)	$3,696

Earnings per common share:
Basic earnings per common share	$0.44					$0.03
Diluted earnings per common share	$0.42					$0.03

Weighted average common shares:
Basic	139,470					139,470
Diluted	144,034					144,034

Unaudited Pro Forma Consolidated Statement of Income

(In Thousands, except per share amounts)

		Adjustments				Pro Forma Nine Months Ended October 29, 2005 (Unaudited)
	Nine Months Ended October 29, 2005 (Unaudited)	Remove Historical NDSG Amounts (1)	Remove Historical Proffitt’s Amounts (2)	TSA Revenue (3), (4)	Total Pro Forma Adjustments
NET SALES	$4,180,529	$(1,453,020)	$(162,555)		$(1,615,575)	$2,564,954
Cost of sales (excluding depreciation and amortization)	2,605,026	(904,261)	(103,489)		(1,007,750)	1,597,276

Gross margin	1,575,503	(548,759)	(59,066)	—	(607,825)	967,678

Selling, general and administrative expenses	1,151,805	(384,153)	(41,080)		(425,233)	726,572
Other operating expenses	428,849	(134,078)	(13,206)		(147,284)	281,565
Store pre-opening costs	3,443	(1,295)	—		(1,295)	2,148
Impairments and dispositions	(169,290)	—	155,516		155,516	(13,774)

OPERATING INCOME	160,696	(29,233)	(160,296)	—	(189,529)	(28,833)

Interest expense	(70,922)	6,249	—		6,249	(64,673)
Loss on extinguishment of debt	(29,020)	—	—		—	(29,020)
Other income (expense), net	6,449	—	—		—	6,449

INCOME BEFORE INCOME TAXES	67,203	(22,984)	(160,296)	—	(183,280)	(116,077)
Provision for income taxes	42,613	(9,239)	(82,361)		(91,600)	(48,987)

NET INCOME	$24,590	$(13,745)	$(77,935)	$—	$(91,680)	$(67,090)

Earnings per common share:
Basic earnings per common share	$0.18					$(0.48)
Diluted earnings per common share	$0.17					$(0.46)

Weighted average common shares:
Basic	138,996					138,996
Diluted	144,937					144,937

Saks Incorporated

Notes to Unaudited Pro Forma Consolidated Statements of Income

(1)	To reflect the removal of the historical operating contribution of the NDSG stores sold, in addition to the distribution, administrative, merchandising and store operations associated with the NDSG’s divisional operating and distribution facilities.

(2)	Effective July 2, 2005, the Company sold Proffitt’s to Belk. A non-recurring pre-tax gain of $155,516 from the sale was recognized in the historical consolidated statements of income during the second quarter of 2005. The unaudited pro forma consolidated statement of income eliminates both the results of operations of Proffitt’s from February 1, 2004 through July 2, 2005 and the non-recurring gain recognized on the sale since such gain is non-recurring and directly attributable to the transaction for which the pro forma financial statements are prepared.

(3)	To reflect the revenue associated with the Bon-Ton TSA, included as part of the Purchase Agreement, whereby Bon-Ton will compensate the Company for providing certain back-office services, for varying periods as outlined in the agreement. The initial terms of the Bon-Ton TSA do not exceed twelve months, and thus, there is no Bon-Ton TSA revenue shown as a pro forma adjustment for the nine month period ended October 29, 2005. Bon-Ton TSA revenue for FY 2004 totaled $40,557.

(4)	To reflect the revenue associated with the Belk TSA, included as part of the Asset Purchase Agreement, whereby Belk will compensate the Company for providing certain back-office services, for varying periods as outlined in the Belk TSA. The initial terms of the Belk TSA do not exceed twelve months, and thus, there is no Belk TSA revenue shown as a pro forma adjustment for the nine month period ended October 29, 2005. Belk TSA revenue for FY 2004 totaled $10,074.

Unaudited Pro Forma Consolidated Balance Sheet

(In Thousands)

	October 29, 2005 (Unaudited)	Pro Forma Adjustments		Pro Forma October 29, 2005 (Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$27,886	$448,391	(1)	$476,277
Merchandise inventories	1,011,064			1,011,064
Other current assets	129,822			129,822
Deferred income taxes, net	71,211	(69,036	)(3)	2,175
Current assets - held for sale	654,123	(654,123	)(2)	—

TOTAL CURRENT ASSETS	1,894,106	(274,768)		1,619,338

PROPERTY AND EQUIPMENT, NET	1,358,694			1,358,694
PROPERTY AND EQUIPMENT, NET - HELD FOR SALE	436,163	(436,163	)(2)	—
GOODWILL AND INTANGIBLES, NET OF AMORTIZATION	235,162	(172,000	)(2)	63,162
DEFERRED INCOME TAXES, NET	250,158	(23,987	)(2)	226,171
OTHER ASSETS	43,705			43,705
OTHER ASSETS - HELD FOR SALE	12,072	(12,072	)(2)	—

TOTAL ASSETS	$4,230,060	$(918,990)		$3,311,070

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$298,080			$298,080
Accrued expenses and other current liabilities	399,027	(2,557	)(2)	396,470
Current portion of long-term debt	7,519			7,519
Current liabilities - held for sale	290,971	(290,971	)(2)	—

TOTAL CURRENT LIABILITIES	995,597	(293,528)		702,069

LONG-TERM DEBT	718,083			718,083
LONG-TERM DEBT - HELD FOR SALE	33,819	(33,819	)(2)	—
OTHER LONG-TERM LIABILITIES	236,089	(18,828	)(2)	217,261
OTHER LONG-TERM LIABILITIES - HELD FOR SALE	90,833	(90,833	)(2)	—

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY	2,155,639	(481,982	)(4)	1,673,657

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,230,060	$(918,990)		$3,311,070

Saks Incorporated

Notes to Unaudited Pro Forma Consolidated Balance Sheet

(1) To reflect net cash proceeds from the NDSG transaction as follows:

October 29, 2005
Net cash received for sale of NDSG	$1,107,676
Net cash received for adjustment to working capital	(60,901)
Cash paid for transaction expenses and other items	(10,000)
Cash paid for taxes	(48,384)

Net cash received	988,391

Special cash dividend	(540,000)

Net cash	$448,391

(2) To reflect the removal of the assets and liabilities associated with the NDSG stores sold, in addition to the assets and liabilities associated with the distribution, administrative, merchandising and store operations associated with the NDSG’s divisional operating and distribution facilities.

(3) Reflects a $69,036 decrease in deferred income taxes resulting from the gain on the transaction.

(4) To reflect the increase due to the after-tax net gain on the transaction offset by the reduction due to the special cash dividend of $540,000.